Exhibit 99.1

FOR IMMEDIATE RELEASE

Investor Relations Contact:	Media Contact:
Terry Slavin	Kelly Hamor
Director, Corp. Communications & IR	Formula
Cymer, Inc.	(619) 234-0345

(858) 385-5232

Hamor@formulapr.com

tslavin@cymer.com

CYMER REPORTS FIRST QUARTER 2008 OPERATING RESULTS

SAN DIEGO, Calif., April 22, 2008 - Cymer, Inc. (Nasdaq: CYMI), the world’s leading supplier of light sources used in semiconductor lithography, today announced operating results for the first quarter ended March 31, 2008.

For the first quarter of 2008:

•                  net income totaled $12,892,000, equal to $0.41 per share (diluted), compared to net income of $20,321,000, equal to $0.52 per share (diluted) in the first quarter of 2007 and net income of $21,437,000, equal to $0.67 per share (diluted) in the fourth quarter of 2007.

•                  revenue totaled $123,952,000 compared to revenue of $126,714,000 in the prior year’s first quarter, and revenue of $139,922,000 in the fourth quarter of 2007.

Commenting on first quarter results, Bob Akins, Cymer’s chief executive officer, said, “Total revenue for the first quarter of 2008 came in at approximately $124 million, driven by adoption of our latest argon fluoride (ArF) immersion light source, the XLR 500i, and higher than anticipated non-systems revenue.  Our non-systems revenue for the first quarter grew to $79.0 million, driven by continuing high utilization in all three chipmaker sectors.”

Akins continued, “Chipmaker push-outs of lithography tools into late 2008 and 2009 affected the build plans of our direct customers, and brought about a reduction in demand for light sources in the first quarter of 2008.  Our first quarter 2008 shipments of 31 light sources included 24 XL Series argon fluoride (ArF) sources, with 13 of them, or 54 percent, being immersion light sources.  We were pleased to see the number of XLR 500i light sources shipped in the first quarter triple compared to the previous quarter.  With the product mix shifting to our XL platform products, our average selling price on a currency adjusted basis rose to $1.44 million.”

The company reported gross profit on product sales of $59.7 million, yielding a 48.3 percent gross margin in the first quarter of 2008, and recorded operating income of $19.7 million, yielding a 15.9 percent operating margin.

Nancy Baker, Cymer’s chief financial officer, stated, “Deep ultraviolet (DUV) bookings for the first quarter of 2008 totaled $101.1 million, resulting in a book-to-bill ratio of 0.82.  Approximately 53 percent of the units and 83 percent of the value of bookings in the first quarter were ArF.  We ended the quarter with a DUV backlog of approximately $76.7 million, with ArF comprising approximately 65 percent of the units, and 85 percent of the value of systems in backlog.  Additionally, approximately 65 percent of the value of systems in backlog at quarter-end is attributable to ArF immersion, up substantially from 55 percent in the fourth quarter of 2007.”

Baker continued, “Our net income for the first quarter of 2008 includes an impairment charge of $3.8 million on our sole investment in auction rate securities.  This impairment was recorded in order to properly reflect the fair value of this auction rate security, given the current credit market crisis.”

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CYMER REPORTS FIRST QUARTER 2008 OPERATING RESULTS	Page 2 of 6

Corporate Outlook

Commenting on the industry’s outlook, Akins noted, “There is growing speculation that the U.S. economy has already entered a recession.  U.S. consumers, under increasing pressure from lower real estate values, tighter credit and higher energy and food prices, find themselves with less discretionary income.  These macroeconomic factors are affecting the industry world wide.”

Akins continued, “Though the current cyclical environment is challenging, Cymer is well positioned as growing numbers of chipmakers adopt and ramp ArF immersion, and continue rapidly moving toward adoption of ArF double patterning and the evaluation of extreme ultraviolet (EUV) technology.  Near term, the adoption cycle for the XLR Series of products is gaining momentum.  Medium term, we anticipate the 90W XLR 600i will become the light source of choice for double patterning at the 32nm node.  Longer term, the success of our laser produced plasma (LPP) source development has positioned us as the EUV technology leader.  Finally, there is the potential for significant ongoing growth of our non-systems revenue.  This is driven not only by increasing pulse counts and our growing installed base, but increasingly by our continuing efforts to bring to our customers higher performance features and upgrades aimed at providing substantial improvements in uptime, availability and cost.”

Based on information available at this time, Cymer is currently providing the following guidance for the second quarter of 2008, and anticipates:

•                  Total revenue to be comparable to the revenue reported for Q1 2008.

•                  Foreign currency adjusted ASP to remain at approximately $1.4 million, based on continuing strong demand for XLA and XLR light sources for immersion applications.

•                  Gross margin to remain at approximately 48 percent.

•                  Research and development (R&D) expenses to be between $25.5 and $26.5 million as we continue to commercialize our EUV source and TCZ technologies.

•                  Selling, general and administrative expenses to be between $17.5 million and $18.0 million.

•                  The estimated annual effective tax rate to be approximately 37 percent.

Cymer’s management will hold a conference call at 2:00 pm (PDT) today, April 22, 2008, to discuss first quarter 2008 operating results and provide second quarter 2008 guidance.  This press release, the conference call and accompanying slides may be accessed on the investor relations page of the company’s Web site at www.cymer.com.

Forward Looking Statements

Statements in this press release that are not strictly historical in nature are forward-looking statements.  These statements include, but are not limited to statements regarding push-outs of lithography tools, and the statements under the caption “Corporate Outlook” above.  These statements are predictions based on current information and expectations and involve a number of risks and uncertainties.  In addition, statements regarding backlog and book-to-bill ratios should not be read as predictions or projections of future performance.  Actual events or results may differ materially from those projected in any of such statements due to various factors, including but not limited to: the demand for semiconductors in general, and, in particular, for leading-edge devices with smaller geometries; cyclicality in the market for semiconductor manufacturing equipment; the timing of customer orders, shipments and acceptances; delays or cancellations by customers of their orders, the performance and market acceptance of the company’s new products or technologies; new and enhanced product offerings by competitors; the company’s ability to meet its production and product development schedules; the rate at which semiconductor manufacturers adopt new technologies and purchase and take delivery of photolithography tools from the company’s customers; the company’s ability to secure adequate supplies of critical components for its advanced products; the company’s ability to manage its expense levels and unanticipated expenses, the performance and conditions in the United States and world financial markets; the policies and actions of the United States and other governments; and general economic conditions.  For a discussion of these and other factors which may cause our actual events or results to differ from those projected, please refer to the company’s most recent annual report on Form 10-K and quarterly reports on Form 10-Q, as well as other subsequent filings with the Securities and Exchange Commission.  You are cautioned

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CYMER REPORTS FIRST QUARTER 2008 OPERATING RESULTS	Page 3 of 6

not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release.  All forward-looking statements are qualified in their entirety by this cautionary statement, and the company undertakes no obligation to revise or update any forward-looking statements to reflect events or circumstances after the date of this press release.

About Cymer

Cymer, Inc. is the world’s leading supplier of DUV laser illumination sources, the essential light source for DUV photolithography systems. DUV lithography is a key enabling technology, which has allowed the semiconductor industry to meet the exacting specifications and manufacturing requirements for volume production of today’s advanced semiconductor chips. Further information on Cymer may be obtained from the Company’s SEC filings, the Internet at www.cymer.com or by contacting the company directly.

	Three Months Ended March 31
	2007	2008
Cymer, Inc.
Total revenues	$126,714,000	$123,952,000

Net income	$20,321,000	$12,892,000
Diluted earnings per share	$0.52	$0.41
Weighted average common shares outstanding - diluted	40,617,000	33,240,000

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CYMER REPORTS FIRST QUARTER 2008 OPERATING RESULTS	Page 4 of 6

CYMER, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

(In thousands, except per share data)

	For the three months
	ended March 31,
	2007		2008
REVENUES:
Product sales	$126,159		$122,878
Product sales - related party	466		921
Other	89		153
Total revenues	126,714		123,952

COST AND EXPENSES:
Cost of product sales	65,066		64,056
Research and development	19,302		22,765
Sales and marketing	6,969		6,834
General and administrative	8,810		10,563

Total costs and expenses	100,147		104,218

OPERATING INCOME	26,567		19,734

OTHER INCOME (EXPENSE):
Foreign currency exchange gain - net	427		1,709
Write-down of investments	—		(3,806)
Interest and other income	6,417		3,347
Interest and other expense	(1,579)		(1,760)

Total other income (expense) - net	5,265		(510)

INCOME BEFORE INCOME TAX PROVISION AND MINORITY INTEREST	31,832		19,224

INCOME TAX PROVISION	12,227		7,113
MINORITY INTEREST	716		781

NET INCOME	$20,321		$12,892

EARNINGS PER SHARE:
Basic earnings per share	$0.55		$0.43
Weighted average common shares outstanding-basic	37,269		30,315

Diluted earnings per share	$0.52	(a)	$0.41 (a)
Weighted average common shares outstanding-diluted	40,617	(a)	33,240 (a)

(a)     As a result of applying the if-converted method for calculating diluted earnings per share for both of the three month periods ended March 31, 2007 and March 31, 2008, shares have been adjusted assuming conversion of our 3.5% convertible subordinated notes,and net income has been adjusted for an add back of related interest expense, net of tax. Shares have been adjusted by 2.8 million for both the three months ended March 31, 2007 and March 31, 2008 and net income has been adjusted by $822,000 and $841,000 for the three months ended March 31, 2007 and March 31, 2008, respectively.

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CYMER REPORTS FIRST QUARTER 2008 OPERATING RESULTS	Page 5 of 6

CYMER, INC.

CONSOLIDATED BALANCE SHEETS (UNAUDITED)

(In thousands, except share data)

	December 31,	March 31,
	2007	2008
ASSETS

CURRENT ASSETS:
Cash and cash equivalents	$305,707	$238,584
Short-term investments	22,355	84,648
Accounts receivable - net	91,875	73,820
Accounts receivable - related party	1,112	2,800
Foreign currency forward exchange contracts	2	—
Inventories	129,757	153,129
Deferred income taxes	42,147	42,770
Prepaid expenses and other assets	8,928	12,166

Total current assets	601,883	607,917

PROPERTY AND EQUIPMENT - NET	116,725	121,164
LONG TERM INVESTMENTS	29,443	22,382
DEFERRED INCOME TAXES	19,272	19,338
GOODWILL - NET	8,833	8,833
INTANGIBLE ASSETS - NET	12,951	12,188
OTHER ASSETS	5,045	3,650

TOTAL ASSETS	$794,152	$795,472

LIABILITIES AND STOCKHOLDERS’ EQUITY

CURRENT LIABILITIES:
Accounts payable	$23,980	27,972
Accounts payable - related party	4,428	2,670
Accrued warranty and installation	24,832	26,334
Accrued payroll and benefits	24,406	19,674
Accrued patents, royalties and other fees	3,303	4,269
Convertible subordinated notes	—	140,722
Income taxes payable	13,468	7,265
Deferred revenue	4,974	7,714
Foreign currency forward exchange contracts	170	1,840
Accrued and other current liabilities	3,917	2,285

Total current liabilities	103,478	240,745

CONVERTIBLE SUBORDINATED NOTES	140,722	—
INCOME TAXES PAYABLE	17,755	17,272
DEFERRED REVENUE	5,562	4,100
OTHER LIABILITIES	17,401	15,842

Total liabilities	284,918	277,959

MINORITY INTEREST	5,711	4,929

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS’ EQUITY:
Preferred stock - authorized 5,000,000 shares; $.001 par value, no shares issued or outstanding	—	—
Common stock - authorized 100,000,000 shares; $.001 par value, 42,339,000 and 42,381,000 shares outstanding at December 31, 2007 and March 31, 2008, respectively	42	42
Additional paid-in capital	579,711	581,793
Treasury stock at cost (12,049,000 common shares)	(450,704)	(450,704)
Accumulated other comprehensive income (loss)	214	(5,699)
Retained earnings	374,260	387,152

Total stockholders’ equity	503,523	512,584

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$794,152	$795,472

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CYMER REPORTS FIRST QUARTER 2008 OPERATING RESULTS	Page 6 of 6

CYMER, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)

(In thousands)

	For the three months
	ended March 31,
	2007	2008

OPERATING ACTIVITIES:
Net income	$20,321	$12,892
Adjustments to reconcile net income to net cash provided by operating activities: Depreciation and amortization	6,364	6,727
Non-cash stock based compensation	1,356	1,565
Minority interest	(716)	(781)
Provision for deferred income taxes	8,089	(689)
Loss on disposal or impairment of property and equipment	5	—
Write-down of investments	—	3,806
Change in assets and liabilities:
Accounts receivable - net	2,775	18,055
Accounts receivable - related party	(878)	(1,688)
Foreign currency forward exchange contracts	606	881
Inventories	(7,871)	(23,372)
Prepaid expenses and other assets	(762)	(2,038)
Accounts payable	3,763	3,992
Accounts payable - related party	(646)	(1,758)
Accrued and other liabilities	(4,889)	(5,455)
Deferred income	237	1,278
Income taxes payable	(610)	(6,549)

Net cash provided by operating activities	27,144	6,866

INVESTING ACTIVITIES:
Acquisition of property and equipment	(4,114)	(10,208)
Purchases of investments	(38,834)	(70,080)
Proceeds from sold or matured investments	39,974	11,523

Net cash used in investing activities	(2,974)	(68,765)

FINANCING ACTIVITIES:
Proceeds from issuance of common stock	1,254	577
Excess tax benefits from stock option exercises	313	(60)

Net cash provided by financing activities	1,567	517

EFFECT OF EXCHANGE RATE CHANGES ON CASH AND CASH EQUIVALENTS	(25)	(5,741)

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	25,712	(67,123)
CASH AND CASH EQUIVALENTS AT BEGINNING OF THE PERIOD	302,098	305,707

CASH AND CASH EQUIVALENTS AT END OF THE PERIOD	$327,810	$238,584

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Interest paid	$2,551	$2,659
Income taxes paid, net	$4,202	$14,896

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